UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2015

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On September 10, 2015, Gulfport Energy Corporation (the “Company”) promoted Keri Crowell as the Company’s Chief Accounting Officer. Prior to this appointment, Ms. Crowell served as a Vice President of the Company since April 2014 and Controller since March 2006. Ms. Crowell joined the Company in October 2005 as Assistant Controller. Prior to joining the Company, Ms. Crowell served in various accounting and/or audit roles at Ernst and Young LLP, Arthur Andersen LLP and an Oklahoma City-based accounting firm. Ms. Crowell holds a Bachelor of Science in Business Administration and Accounting and Masters of Business Administration degrees from Oklahoma State University, and also holds a Certified Public Accountant license from the State of Oklahoma. Ms. Crowell is a member of Oklahoma Society of Certified Public Accountants and Financial Executives International (“FEI”), and served as a board member and the treasurer of the FEI Oklahoma City chapter from 2012 until 2014.

In connection with her appointment as the Company’s Chief Accounting Officer, Ms. Crowell’s base annual salary was set at $275,000. Ms. Crowell is also eligible to participate in the Company’s equity, cash incentive and other benefit plans available to other similarly situated officers of the Company.

Appointment of Director

On September 10, 2015, in accordance with the Company’s bylaws, the Board of Directors of the Company (the “Board”) appointed C. Doug Johnson as a member of the Board. As provided in the Company’s bylaws, Mr. Johnson will serve until the next Annual Meeting of Stockholders of the Company or until his earlier death, resignation or removal. The Board also appointed Mr. Johnson to serve on its audit committee.

Mr. Johnson spent his entire career in various roles at Phillips 66 and its predecessors Phillips Petroleum Co., which he joined in August 1981, and ConocoPhillips Company, which was formed by the merger of Philips Petroleum Co. and Conoco Inc. in 2002. Mr. Johnson most recently served as Vice President, Controller and principal accounting officer of Phillips 66, a publicly traded company engaged in mid-stream, chemicals, and refining, from April 2012 until his retirement on December 31, 2014. During the same period, he also served as Vice President, Controller and principal accounting officer of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly traded pipeline subsidiary of Phillips 66. From June 2010 until April 2012, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning at ConocoPhillips. Prior to that, Mr. Johnson’s tenure at ConocoPhillips included his service as General Manager, Downstream Finance from 2008 to 2010 and General Manager, Upstream Finance from 2005 to 2008. Mr. Johnson also served on the board of Chevron Phillips Chemical Company LLC, a joint venture of Phillips 66 Partners LP and Chevron Corp., and its audit committee, where he was co-chairman, from April 2012 until December 2014. Mr. Johnson has an extensive financial and accounting background, with over 33 years of service in the oil and natural gas industry. Mr. Johnson received his Bachelor of Science Degree in Accounting from the University of Arkansas, and also holds a Certified Public Accountant license from the State of Oklahoma.

The equity compensation provided by the Company to all of its non-employee directors includes an annual grant of restricted stock with an aggregate value of approximately $125,000 based on the closing price of the Company’s common stock on the date of grant. In connection with his appointment to the Board, Mr. Johnson received shares of the Company’s restricted stock under the Company’s 2013 Restated Stock Incentive Plan (the “Plan”), representing a pro-rated portion of the annual non-employee director grant to reflect his service on the Board commencing on September 10, 2015. These shares of restricted stock will vest on June 18, 2016, provided Mr. Johnson is in continuous service on such date. Mr. Johnson will also receive the cash compensation offered to all of the Company’s non-employee directors for services on the Board and its committees, as disclosed in the Company’s definitive proxy statement on Schedule 14A, filed by the Company with the Securities and Exchange Commission on April 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: September 14, 2015	By:	/s/ Aaron Gaydosik
Aaron Gaydosik
Chief Financial Officer